SHARE EXCHANGE AGREEMENT

Infantly Available, Inc.

and

MobiCash America, Inc. D/B/A Quidme

June 6, 2014

THIS SHARE EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of this 6th day of June, 2014 by and between Infantly Available, Inc., a Nevada corporation (hereinafter together with its subsidiaries referred to as "IFAN") and MobiCash America, Inc. D/B/A Quidme., a California corporation (hereinafter together with its subsidiaries referred to as "QUIDME"), upon the following premises:

Premises

WHEREAS, IFAN is a publicly held corporation organized under the laws of the State of Nevada and it intends to provide electronic payments, transactions processing, and financial services.

WHEREAS, QUIDME is a privately held corporation organized under the laws of the State of California, and QUIDME is to be considered as being in the mobile payment and cash transfer business.

WHEREAS, the boards of directors of the constituent corporations have determined that it is in the best interests of their respective corporations and their respective shareholders that the corporations effect the Share Exchange subject to and on the terms and conditions set forth herein, including IFAN's acquiring 100% of the issued and outstanding securities of QUIDME in exchange for the issuance of 43,000,000 shares of IFAN common stock, par value $.001 per share;

WHEREAS, IFAN will fund $500,000 to support the continued development and commercialization of QUIDME's technology, and

WHEREAS, IFAN and QUIDME desire to set forth the terms of the Exchange, which is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF QUIDME

As an inducement to, and to obtain the reliance of IFAN, QUIDME represents and warrants as follows:

Section 1.01 Organization. QUIDME is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or other jurisdictions in which the character and

location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. Included in the QUIDME Schedule 1.01 are complete and correct copies of the Articles of Incorporation and Bylaws of QUIDME as currently in effect. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of QUIDME's Articles of Incorporation. QUIDME has taken all actions required by law, its Articles of Incorporation, or otherwise, to authorize the execution and delivery of this Agreement. QUIDME has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, and otherwise, to consummate the transactions herein contemplated

Section 1.02 Capitalization. The authorized capitalization of QUIDME consists of ten million (10,000,000) shares of common stock, $0.50 par value, and no shares of preferred stock, of which five million (5,000,000) common shares are currently issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of preemptive or other rights of any person.

Section 1.03 Subsidiaries and Predecessor Corporations. QUIDME does not have any predecessor corporation(s), but does have subsidiaries as disclosed on Schedule 1.03, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 1.03. For purposes hereinafter, the term "QUIDME" also includes those subsidiaries, if any, set forth on Schedule 1.03.

Section 1.04 Financial Statements.

(a) Included in the QUIDME Schedule 1.04 are (i) the audited balance sheets and the related statements of operations of QUIDME as of and for the period ended December 31, 2012 and 2013 and unaudited balance sheets and the related statements of operations of QUIDME as of and for the period ended April 30, 2014.

(b) All such financial statements have been prepared in accordance with generally accepted accounting principles. The QUIDME balance sheets present a true and fair view as of the date of such balance sheet of the financial condition of QUIDME. QUIDME did not have, as of the date of such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto, prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of QUIDME in accordance with generally accepted accounting principles.

(c) QUIDME has no liabilities with respect to the payment of any federal, state, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(d) QUIDME has filed all federal, state or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns

reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(e) The books and records, financial and otherwise, of QUIDME are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(f) All of QUIDME's material assets are reflected on its financial statements, and, except as set forth in the QUIDME Schedule 1.04 or the financial statements of QUIDME or the notes thereto, QUIDME has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05 Information. The information concerning QUIDME set forth in this Agreement and in the QUIDME Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 1.06 Options or Warrants. On the Closing Date, there will be no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued common stock of QUIDME.

Section 1.07 Title and Related Matters. QUIDME has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the March 31, 2014 balance sheet (except properties, inventory, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent, (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties, and (c) as described in the QUIDME Schedule 1.07. Except as set forth in the QUIDME Schedule 1.07, QUIDME owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all intellectual property, procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with QUIDME's business. Except as set forth in the QUIDME Schedule 1.07, no third party has any right to, and QUIDME has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, propriety techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of QUIDME or any material portion of its properties, assets, or rights

Section 1.08 Litigation and Proceedings. Except as set forth in the QUIDME Schedule 1.08, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of

QUIDME after reasonable investigation, threatened, by or against QUIDME or affecting QUIDME or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. QUIDME does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09 Contracts.

(a) Except as included or described in the QUIDME Schedule 1.09, there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which QUIDME is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement, and (ii) involves aggregate obligations of at least twenty-five thousand dollars ($25,000).;

(b) All contracts, agreements, franchises, license agreements, and other commitments to which QUIDME is a party or by which its properties are bound and which are material to the operations of QUIDME taken as a whole are valid and enforceable by QUIDME in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c) QUIDME is not a party to or bound by, and the properties of QUIDME are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or financial condition of QUIDME; and

(d) Except as included or described in the QUIDME Schedule 1.09 or reflected in the most recent March 31, 2014 balance sheet, QUIDME is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which QUIDME is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of QUIDME.

Section 1.10 Material Contract Defaults. QUIDME is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or financial condition of

QUIDME, and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which QUIDME has not taken adequate steps to prevent such a default from occurring.

Section 1.11 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which QUIDME is a party or to which any of its properties or operations are subject.

Section 1.12 Governmental Authorizations. Except as set forth in the QUIDME Schedule 1.12, QUIDME has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by QUIDME of this Agreement and the consummation by QUIDME of the transactions contemplated hereby.

Section 1.13 Compliance With Laws and Regulations. Except as set forth in the QUIDME Schedule 1.13, to the best of its knowledge, QUIDME has complied with all applicable statutes and regulations of any federal, state, local or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of QUIDME or except to the extent that noncompliance would not result in the occurrence of any material liability for QUIDME.

Section 1.14 Insurance. All of the properties of QUIDME are fully insured for their full replacement cost.

Section 1.15 Approval of Agreement. The board of directors of QUIDME has authorized the execution and delivery of this Agreement by QUIDME and has approved this Agreement and the transactions contemplated hereby, and will recommend to the QUIDME Shareholders that the Exchange be accepted by them

Section 1.16 Material Transactions or Affiliations. Set forth in the QUIDME Schedule 1.16 is a description of every material contract, agreement, or arrangement between QUIDME and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by QUIDME to own beneficially, 5% or more of the issued and outstanding common stock of QUIDME, and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. Except as disclosed in the QUIDME Schedule 1.16 or otherwise disclosed herein, no officer, director, or 5% shareholder of QUIDME has, or has had since inception of QUIDME, any known interest, direct or indirect, in any transaction with QUIDME which was material to the business of QUIDME There are no commitments by

QUIDME, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 1.17 Labor Relations. QUIDME has not had work stoppage resulting from labor problems. To the knowledge of QUIDME no union or other collective bargaining organization is organizing or attempting to organize any employee of QUIDME.

Section 1.18 QUIDME Schedules. QUIDME has delivered to IFAN the following schedules, which are collectively referred to as the " QUIDME Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of QUIDME as complete, true, and correct as of the date of this Agreement in all material respects:

(a) a schedule identified in paragraph 1.01 containing complete and correct copies of the Articles of Incorporation and Bylaws of QUIDME in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of QUIDME identified in paragraph 1.04(a);

(c) a schedule identified in paragraph 1 containing a list indicating the name and address of each shareholder of QUIDME together with the number of shares owned by him, her or it;

(d) a schedule identified in paragraph 1 containing a description of all real property owned by QUIDME, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

(e) a schedule identified in paragraph 1 containing copies of all patents, licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which QUIDME carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of QUIDME)

(f) a schedule identified in paragraph 1 listing the accounts receivable and notes and other obligations receivable of QUIDME as of March 31, 2014, or thereafter other than in the ordinary course of business of QUIDME, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which are in the aggregate material and due to or claimed by such debtor;

(g) a schedule identified in paragraph 1 listing the accounts payable and notes and other obligations payable of QUIDME as of March 31, 2014, or that arose thereafter other than in the ordinary course of the business of QUIDME indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due to or claimed by QUIDME respecting such obligations,

(h) a schedule identified in paragraph 1 setting forth any other information, together with any required copies of documents, required to be disclosed in the QUIDME Schedules by Sections 1.01 through 1.19.

QUIDME shall cause the QUIDME Schedules and the instruments and data delivered to IFAN hereunder to be promptly updated after the date hereof up to and including the Closing Date.

It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by QUIDME. QUIDME shall have until June 6, 2014, to provide such schedules. If QUIDME cannot or fails to do so, or if IFAN acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, IFAN may terminate this Agreement by giving written notice to QUIDME within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, IFAN may consider a disclosure in the QUIDME Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial statements listed in Section 1.04(a), taken as a whole

Section 1.19 Bank Accounts; Power of Attorney. Set forth in Schedule 1.19 is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by QUIDME within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of QUIDME, (b) all safe deposit boxes and other similar custodial arrangements maintained by QUIDME within the past twelve (12) months, and (c) the names of all persons holding powers of attorney from QUIDME or who are otherwise authorized to act on behalf of QUIDME with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 1.20 Valid Obligation. This Agreement and all agreements and other documents executed by QUIDME in connection herewith constitute the valid and binding obligation of QUIDME, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.21 Securities Law Representations. The stockholders of QUIDME will agree in writing to acquire the shares of IFAN common stock for investment purposes only, for their own account and not with an intention of distribution as contemplated by the provisions of Section 2(11) of the Securities Act of 1933 ("Securities Act"). The stockholders of QUIDME will represent in writing that they are each an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act. Such shares of IFAN common stock are "restricted securities," as that term is defined in Rule 501(a) of the Securities Act, and the certificates evidencing such shares shall bear customary restrictive transfer legends and be subject to stop-transfer instructions.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF IFAN

As an inducement to, and to obtain the reliance of QUIDME and the QUIDME Shareholders, except as set forth in the IFAN Schedules (as hereinafter defined), IFAN represents and warrants as follows.

Section 2.01 Organization. IFAN is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the IFAN Schedules are complete and correct copies of the Articles of Incorporation and Bylaws of IFAN as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of IFAN's Articles of Incorporation or Bylaws. IFAN has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise to authorize the execution and delivery of this Agreement, and IFAN has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, Bylaws, or otherwise to consummate the transactions herein contemplated

Section 2.02 Capitalization. IFAN's authorized capitalization as of the Closing consists of 800,000,000 shares of common stock, par value $.001, of which 80,000,000 shares are issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 2.03 Subsidiaries and Predecessor Corporations. IFAN's subsidiaries are disclosed in Schedule 2.03. For purposes hereinafter, the term "IFAN" also includes those subsidiaries, if any, set forth on Schedule 2.03

Section 2.04 Securities Filings; Financial Statements.

(a) Since May 25, 2012, IFAN has timely filed all forms, reports and documents required to be filed with the Securities and Exchange Commission ("SEC"), and has heretofore delivered to QUIDME, in the form filed with the SEC, (i) all quarterly and annual reports on Forms 10-Q (or 10-QSB) and 10-K (or 10-KSB) filed since May 25, 2012, and (ii) all other reports filed by IFAN with the SEC since May 25, 2012 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Exchange Act of 1934, as appropriate, and (ii) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) As of the date of Closing, the balance sheet of IFAN will have cash and cash equivalents of no less than $1,000, and total liabilities of no more than $100,000.

Section 2.05 Options or Warrants. There are no, and as of Closing there will be no, existing options, warrants, calls, or commitments of any character relating to the authorized and unissued securities of IFAN.

Section 2.06 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge IFAN after reasonable investigation, threatened by or against IFAN or affecting IFAN or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in Schedule 2.06. IFAN has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.07 Material Contract Defaults. IFAN is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of IFAN and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which IFAN has not taken adequate steps to prevent such a default from occurring.

Section 2.08 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which IFAN is a party or to which any of its assets or operations are subject.

Section 2.09 Governmental Authorizations. IFAN has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by IFAN of this Agreement and the consummation by IFAN of the transactions contemplated hereby.

Section 2.10 Compliance With Laws and Regulations. To the best of its knowledge, IFAN has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of IFAN or except to the extent that noncompliance would not result in the occurrence of any material liability. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities and corporation authorities.

Section 2.11 Approval of Agreement. The board of directors of IFAN has authorized the execution and delivery of this Agreement by IFAN and has approved this Agreement and the transactions contemplated hereby and, if necessary and appropriate, will recommend to its shareholders that they approve this Agreement and the transactions contemplated hereby.

Section 2.12 Continuity of Business Enterprises. IFAN has no commitment or present intention to liquidate IFAN or sell or otherwise dispose of a material portion of IFAN's business or assets following the consummation of the transactions contemplated hereby.

Section 2.13 Valid Obligation. This Agreement and all agreements and other documents executed by IFAN in connection herewith constitute the valid and binding obligation of IFAN, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

ARTICLE III
THE SHARE EXCHANGE

Section 3.01 The Share Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.03), IFAN will acquire 100% of the issued and outstanding securities of QUIDME in exchange for the issuance of 43,000,000 shares of IFAN common stock, par value $.001 per share.

Section 3.02 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on a date, at such place and at such time as the parties may agree ("Closing Date"), but not later than June 6, 2014, subject to the right of IFAN to extend such Closing Date by up to an additional sixty days. This Agreement shall be deemed effective upon the satisfactory delivery of all definitive transaction documents including the schedules which are made a part hereof and the audited financial statements and accountant's opinion as defined in Section 1.04.

Section 3.03 Closing Events. At the Closing, IFAN, QUIDME and each of the Accepting Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.04 Termination.

(a) This Agreement may be terminated by the board of directors of either IFAN or QUIDME at any time prior to the Closing Date if:

i. there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or

invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Share Exchange; or

ii. any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions (which does not include the Securities and Exchange Commission) or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Share Exchange.

In the event of termination pursuant to this paragraph (a) of Section 3.04, no obligation, right or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated.

(b) This Agreement may be terminated by the board of directors of IFAN at any time prior to the Closing Date if:

i. there shall have been any change after the date of the latest balance sheet of QUIDME in the assets, properties, business, or financial condition of QUIDME, which could have a materially adverse effect on the financial statements of QUIDME listed in Section 1.04(a) taken as a whole, except any changes disclosed in the QUIDME Schedules;

ii. the board of directors of IFAN determines in good faith that one or more of QUIDME's conditions to Closing in Article V has not occurred, through no fault of QUIDME;

iii. on or before June 6, 2014 IFAN notifies QUIDME that IFAN's investigation pursuant to Section 4.01 below has uncovered information which it finds unacceptable by the same criteria set forth in Section 1.18; or

iv. QUIDME shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of QUIDME contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten days after written notice thereof.

If this Agreement is terminated pursuant to this paragraph (b)(i), (ii) or (iv) of Section 3.04, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except that QUIDME shall bear its own costs in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of

securities to be issued in the Share Exchange under the registration requirements, or an exemption from the registration requirements, of state and federal securities laws.

(c) This Agreement may be terminated by the board of directors of QUIDME at any time prior to the Closing Date if:

i. IFAN shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of IFAN contained herein shall be inaccurate in any material respect, here such noncompliance or inaccuracy has not been cured within ten days after written notice thereof.

If this Agreement is terminated pursuant to this paragraph (c) of Section 3.04, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except that IFAN shall bear its own costs incurred in connection with the negotiation, preparation and execution of this Agreement.

ARTICLE IV
SPECIAL COVENANTS

Section 4.01 Access to Properties and Records. IFAN and QUIDME will each afford to the officers and authorized representatives of the other full access to the properties, books and records of IFAN or QUIDME, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of IFAN or QUIDME, as the case may be, as the other shall from time to time reasonably request. Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

Section 4.02 Delivery of Books and Records. At the Closing, QUIDME shall deliver to IFAN the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of QUIDME and QUIDME, Inc., its subsidiary, now in the possession of QUIDME or its representatives.

Section 4.03 Third Party Consents and Certificates. IFAN and QUIDME agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04 Consent of QUIDME Shareholders. QUIDME shall use its best efforts to obtain the consent of all QUIDME shareholders to participate in the Share Exchange.

Section 4.05 Actions Prior to Closing.

(a) From and after the date of this Agreement until the Closing Date and except as set forth in the QUIDME Schedules or as permitted or contemplated by this Agreement, IFAN (subject to paragraph (d) below) and QUIDME respectively, will each:

i. carry on its business in substantially the same manner as it has heretofore;

ii. maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

iii. maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

iv. perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

v. use its best efforts, taking into account its cash situation, to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

vi. fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement until the Closing Date, neither IFAN nor QUIDME will:

i. make any changes in their articles of incorporation or bylaws; or

ii. (ii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services.

Section 4.06 Sales Under Rule 144, If Applicable

(a) IFAN will use its best efforts to at all times comply with the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), including timely filing of all periodic reports required under the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Upon being informed in writing by any such person holding restricted stock of IFAN that such person intends to sell any shares under Rule 144 of the Securities Act of 1933 (including any rule adopted in substitution or replacement thereof),

IFAN will certify in writing to such person that it has filed all of the reports required to be filed by it under the Exchange Act, in satisfaction of the current public information condition of Rule 144.

(c) If any certificate representing any such restricted stock is presented to IFAN's transfer agent for registration of transfer in connection with any sale theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s), in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to IFAN and its counsel that the transfer has complied with the requirements of Rule 144, IFAN will promptly instruct its transfer agent to register such shares and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, free of any stop transfer order or restrictive legend. The provisions of this Section 4.06 shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

Section 4.07 Indemnification

(a) QUIDME hereby agrees to indemnify IFAN and each of the officers, agents and directors of IFAN as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement

(b) IFAN hereby agrees to indemnify QUIDME and each of the officers, agents, and directors of QUIDME as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

Section 4.08 Management.

(a) On the Closing date, QUIDME will increase the size of its board of directors to five (5) members. The members of the QUIDME board of directors shall be

Christopher Menya ("Menya"), John C. De Puy ("De Puy"), Steve Scholl ("Scholl), J. Christopher Mizer ("Mizer"), and a designee to be determined by mutual agreement.

(b) On the Closing date, Menya shall be appointed Vice President and Chief Technology Officer, President of the QUIDME operating subsidiary, and will be elected a director of IFAN. It is anticipated that IFAN will have five (5) board members including Menya, Scholl, Mizer, and two (2) independent, outside directors.

(c) QUIDME shall be operated as an independent business unit of IFAN. Menya shall have responsibility for the day-to-day operations, including research and development of new technologies relevant to the business unit. He will report to the QUIDME board of directors on matters of governance, strategy, capital expenditures, key employee decisions, and major, operating issues.

ARTICLE V
UNITED STATES INCOME TAX TREATMENT

Section 5.01 United States Income Tax Treatment.

For all United States income tax purposes, the Parties intend for the Share Exchange to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code. The Parties shall report the Share Exchange for all United States income tax purposes consistent therewith, and shall not take any position inconsistent with this Section 4.1 in the course of any tax audit, tax review or tax litigation matter relating hereto.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF IFAN

The obligations of IFAN under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by QUIDME in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). QUIDME shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by QUIDME prior to or at the Closing. IFAN shall be furnished with a certificate, signed by a duly authorized executive officer of QUIDME and dated the Closing Date, to the foregoing effect.

Section 6.02 Officer's Certificate. IFAN shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of QUIDME to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of QUIDME threatened, which might result in an action to enjoin or prevent the consummation of the

transactions contemplated by this Agreement, or, to the extent not disclosed in the QUIDME Schedules, by or against QUIDME, which might result in any material adverse change in any of its assets, properties, business, or operations.

Section 6.03 No Material Adverse Change Prior to the Closing Date. There shall not have occurred any change in the financial condition, business, or operations of QUIDME, nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable by IFAN using the criteria set forth in Section 1.18.

Section 6.04 Good Standing. QUIDME shall have received a certificate of good standing from the Province of New Brunswick, Canada, as of a date within ten days prior to the Closing Date, certifying that QUIDME is in good standing as a corporation in the Province of New Brunswick, Canada.

Section 6.05 Approval by QUIDME Shareholders. The Share Exchange shall have been accepted, and shares delivered in accordance with Section 3.01, by the holders of not less than 90% of the outstanding common stock of QUIDME unless a lesser number is agreed to by IFAN

Section 6.06 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.07 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of IFAN, QUIDME and QUIDME, Inc. after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.08 Other Items.

(a) IFAN shall have received a list of QUIDME, Inc.'s shareholders containing the name, address, and number of shares held by each accepting QUIDME, Inc. shareholder as of the date of Closing, certified by an executive officer of QUIDME as being true, complete and accurate; and

(b) IFAN shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as IFAN may reasonably request.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF QUIDME

The obligations of QUIDME under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by IFAN in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.

Section 7.02 Officer's Certificate. QUIDME shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of IFAN, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of IFAN threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or by or against IFAN which might result in any material adverse change in any of its assets, properties or operations.

Section 7.03 No Material Adverse Change Prior to the Closing Date. There shall not have occurred any change in the financial condition, business or operations of IFAN that is determined to be unacceptable by QUIDME.

Section 7.04 Good Standing. QUIDME shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that IFAN is in good standing as a corporation in the State of Nevada.

Section 7.05 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.06 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of IFAN, QUIDME and QUIDME, Inc. after the Closing Date on the basis as presently operated shall have been obtained

Section 7.07 Other Items. QUIDME shall have received such further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as QUIDME may reasonably request.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Brokers. IFAN and QUIDME agree that, except as set out on Schedule 8.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. IFAN and QUIDME each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party

Section 8.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada and the laws of the Province of New Brunswick, Canada, without giving effect to principles of conflicts of law thereunder. Each of IFAN and QUIDME irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the United States District Court for the District of Nevada.

Section 8.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by facsimile, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to IFAN, to:

J. Christopher Mizer
5694 Mission Center Road, Suite 602-660
San Diego, CA 92108-4312

If to QUIDME, to:

Christopher Menya
223 E. Thousand Oaks Blvd. #304
Thousand Oaks, CA 91319

With copies (that shall not constitute notice) to:

Law Office of Andrew Coldicutt
Attn: Andrew Coldicutt
1220 Rosecrans Street, PMB 258
San Diego, CA 92106

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by facsimile and receipt is confirmed by telephone, and (iv) three days after mailing, if sent by registered or certified mail.

Section 8.04 Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its agents and advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one business day prior to the release thereof.

Section 8.07 Schedules, Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 8.08 Third Party Beneficiaries. This contract is strictly between IFAN and QUIDME, and, except as specifically provided, no director, officer, stockholder (other than the QUIDME, Inc. shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.09 Expenses. Subject to Sections 3.05 and 8.04 above, whether or not the Share Exchange is consummated, each of IFAN and QUIDME will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Share Exchange or any of the other transactions contemplated hereby

Section 8.10 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 8.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single

instrument. For purposes of this Agreement, facsimile signatures shall be deemed original signatures.

Section 8.13 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party for whose benefit the provision is intended

Section 8.14 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first-above written.

Infantly Available, Inc.

J. Christopher Mizer
Chairman and Chief Executive Officer

MobiCash America, Inc.

Christopher Menya
Chief Executive Officer

Schedule 1.01 - Articles of Incorporation and Bylaws of QUIDME

Schedule 1.03 - Subsidiaries and Predecessor Corporations

Schedule 1.04 - Financial Statements

Schedule 1.07 – Title

Schedule 1.08 - Litigation and Proceedings

Schedule 1.09 - Contracts

Schedule I 12 - Governmental Authorizations

Schedule 1.13 - Compliance With Laws and Regulations

Schedule I 16 - Material Transactions or Affiliations

Schedule 1.18(a) – Shareholder Listing

Schedule 1.18(b) – Real Property

Schedule 1.18(c) – Patents, Licenses, Permits

Schedule 1.18(d) – Accounts and Notes Receivable

Schedule 1.18(e) – Accounts and Notes Payable

Schedule 1.19 - Bank and Brokerage Accounts